As filed with the Securities and Exchange Commission on June, 11, 2012
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PartnerRe Ltd.
(Exact Name of Registrant as Specified in its Charter)

Bermuda		Not Applicable
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
90 Pitts Bay Road Pembroke HM 08 Bermuda
(Address of Principal Executive Offices)
PartnerRe Ltd. Amended and Restated Non-Employee Directors Share Plan (Full Title of the Plan)

c/o Theodore Walker PartnerRe U.S. Corporation One Greenwich Plaza Greenwich, CT 06830-6352 (203) 485-4200
(Telephone Number, Including Area Code, of Agents for Service)

With copies to:
William Babcock Executive Vice President & Chief Financial Officer PartnerRe Ltd. 90 Pitts Bay Road Pembroke HM 08 Bermuda (441) 292-0888	Kyoko Takahashi Lin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filed ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, $1.00 par value, each to be issued under the PartnerRe Ltd. Amended and Restated Non-Employee Directors Share Plan	400,000 shares	$70.81	$28,324,000.00	$3,245.93
Total Shares	400,000 shares	$70.81	$28,324,000.00	$3,245.93
(1)
In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), the number of shares registered includes an indeterminable number of common shares issuable under the plan, as this amount may be adjusted as a result of share splits, share dividends and antidilution provisions.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported of the securities being registered hereby on the New York Stock Exchange on June 4, 2012.

EXPLANATORY NOTE

This Registration Statement has been filed to register 400,000 additional common shares, par value $1.00 per share, to be offered pursuant to the PartnerRe Ltd. Amended and Restated Non-Employee Directors Share Plan (the “Plan”), which amended and restated the PartnerRe Ltd. 2003 Non-Employee Directors Share Plan.

PART I

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by PartnerRe Ltd. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference.

(1)    The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011.
(2)    All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2011.
(3)    The description of the Company’s common shares, which is contained in the Company’s Registration Statement on Form S-3, filed with the Commission on April 9, 2012, pursuant to the Securities Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Mr. Jean-Paul Dyer, who is giving an opinion on the validity of the securities being registered, is Counsel for the Company.

Item 6. Indemnification of Directors and Officers

Section 98 of the Companies Act of 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

The Company has adopted provisions in its Bye-Laws that provide that it shall indemnify its officers and directors to the maximum extent permitted under the Act, except where such liability arises from fraud, dishonesty, willful negligence or default.

The Company has entered into employment agreements with certain of its executive officers which each contain provisions pursuant to which the Company has agreed to indemnify the executive as required by the Bye-Laws and maintain customary insurance policies providing for indemnification.

The Company has purchased insurance on behalf of its directors and officers for liabilities arising out of their capacities as such.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit Description
4.1	Amended Memorandum of Association of PartnerRe Ltd. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form F-3 as filed on June 20, 1997, File No. 333-7094).*
4.2	Amended and Restated Bye-Laws of PartnerRe Ltd. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on May 28, 2009, File No. 001-14536).*
5.1	Opinion of Mr. Jean-Paul Dyer, Counsel for PartnerRe Ltd.
15.1	Letter Regarding Unaudited Interim Financial Information.
23.1	Consent of Deloitte & Touche Ltd., Independent Registered Public Accounting Firm.
23.2	Consent of Mr. Jean-Paul Dyer, Counsel for PartnerRe Ltd. (included in Exhibit 5.1).
24	Powers of Attorney (included in the signature pages hereof).
99.1	PartnerRe Ltd. Amended and Restated Non-Employee Directors Share Plan.

*	Incorporated by reference

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, PartnerRe Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on the 11th day of June, 2012.

PARTNERRE LTD.

By:	/s/ William Babcock
	Name:	William Babcock
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of William Babcock,  Amanda Sodergen and Marc Wetherhill as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable PartnerRe Ltd. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 11th day of June, 2012 by the following persons in the following capacities.

Signature	Title	Date
/s/ Constantinos Miranthis	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11 , 2012
Constantinos Miranthis
/s/ William Babcock	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 11 , 2012
William Babcock
/s/ David Outtrim	Chief Accounting Officer (Principal Accounting Officer)	June 11 , 2012
David Outtrim
/s/ Jean-Paul L. Montupet	Director	June 11 , 2012
Jean-Paul L. Montupet
/s/ Vito H. Baumgartner	Director	June 11, 2012
Vito H. Baumgartner
/s/ Judith Hanratty	Director	June 11, 2012
Judith Hanratty
/s/ Jan H. Holsboer	Director	June 11, 2012
Jan H. Holsboer
/s/ Roberto Mendoza	Director	June 11, 2012
Roberto Mendoza
/s/ John A. Rollwagen	Director	June 11, 2012
John A. Rollwagen
/s/ Rémy Sautter	Director	June 11, 2012
Rémy Sautter
/s/ Lucio Stanca	Director	June 11, 2012
Lucio Stanca
/s/ Kevin M. Twomey	Director	June 11, 2012
Kevin M. Twomey
/s/ David Zwiener	Director	June 11, 2012
David Zwiener
/s/ Theodore Walker	Authorized Representative in the United States	June 11, 2012
PartnerRe U.S. Corporation By: Theodore Walker President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Amended Memorandum of Association of PartnerRe Ltd. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form F-3 as filed on June 20, 1997, File No. 333-7094).*
4.2	Amended and Restated Bye-Laws of PartnerRe Ltd. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on May 28, 2009, File No. 001-14536).*
5.1	Opinion of Mr. Jean-Paul Dyer, Counsel for PartnerRe Ltd.
15.1	Letter Regarding Unaudited Interim Financial Information.
23.1	Consent of Deloitte & Touche Ltd., Independent Registered Public Accounting Firm.
23.2	Consent of Mr. Jean-Paul Dyer, Counsel for PartnerRe Ltd. (included in Exhibit 5.1).
24	Powers of Attorney (included in the signature pages hereof).
99.1	PartnerRe Ltd. Amended and Restated Non-Employee Directors Share Plan.

*	Incorporated by reference